Exhibit 99.1

FOR IMMEDIATE RELEASE: Wednesday, March 9, 2005

Sutron Corporation Reports Fourth Quarter 2004 Results
March 9, 2005, Sterling, VA... Sutron Corporation, a leading provider of hydrological and meteorological monitoring products, systems and services, today reported financial results for the quarter ended
December 31, 2004.

Financial Highlights

For the fourth quarter ended December 31, 2004:

--Revenue from sales of products, systems and services was up 9% to $4,063,913 from $3,706,454 in the fourth quarter of 2003.

--Reported net income was $366,727 as compared to net income of $353,128 in the fourth quarter of 2003.

--Earnings per share were $0.09 versus $0.08 per share during the fourth quarter of 2003.

--Gross margin was 38% versus 35% in 2003.

--EBITDA (a non-GAAP performance measure) was $639,791 as compared to $580,407 during the fourth of 2003, an increase of $59,384.

Sutron had an excellent fourth quarter said Raul McQuivey, Sutrons chairman and chief executive officer. We did not achieve the revenues that we had expected for the quarter due to a parts problem relating to the SatLink2 Transmitter/Logger. The parts problem was resolved with our supplier but caused a delay in certain shipments that had been expected to ship in the fourth quarter. Our fourth quarter revenue was driven by deliveries of tides systems to the National Oceanic and Atmospheric Administration (NOAA) of approximately $907,000, deliveries of engineering and maintenance support services to South Florida Water Management District of approximately $843,000 and deliveries of FMQ-13(v)2 Wind Sensor systems to Hanscom Air Force Base of approximately $359,000. The Board of Directors of Sutron Corporation approved a $175,000 profit sharing contribution in the fourth quarter. This contribution was the first profit sharing contribution since 1999 and was based on the outstanding company performance in 2004.

For the twelve months ended December 31, 2004:

--Revenue from sales of products, systems and services was up 51% to $16,678,888 from $11,015,689 in 2003.

--Reported net income was $1,901,962 versus net income of $95,015 in 2003.

--Earnings per share were $0.44 versus earnings of $0.02 per share in 2003.

--Gross margin was 39% versus 31% in 2003.

--EBITDA (a non-GAAP performance measure) was $3,218,359 versus $268,993 for 2003.

--Backlog was $5,621,000 at December 31, 2004 versus $4,350,000 at
  December 31, 2003.

Other Q4 2004 Highlights

Among other Q4 2004 highlights, Sutron:

--Opened a Branch Office in New Delhi, India and received a three year contract for $520,000 from India's Central Water Commission (CWC) to maintain 54 remote satellite stations in the Chambal and Mahanadi River Basins as well as to maintain two central satellite data centers at Burla and Jaipur.

--Received two orders for a total of $234,000 from Indias Snow and Avalanche
  Study Establishment (SASE) to provide a Satellite Digital Direct Readout Ground Station and a Remote Radio Telemetry System (RRTS) consisting of eight RRTS stations and to provide two central base stations.

--Received an order totaling $248,498 for a system to replace the first 20 out of 60 existing Data Collection Platforms (DCPs) comprising the HYDRONIGER Data Collection Network that is managed by the Niger River Basin Authority. The HYDRONIGER System assists the River Niger riparian countries in combating floods and droughts, enhancing river navigation and securing agricultural and power production.

--Was recognized as the top performer for Washington D.C. area public
  companies   as ranked by the Washington Post and reported on January 3,
  2005 with a closing   stock price as of December 31st of $8.90 and a
  percent change of 1007%.

Business Outlook
The company expects its Q1 2005 products, systems and services revenue to be in the range of $3.5 million to $3.9 million. The forecast range of products, systems and services revenue would represent revenue growth of
(6) % to 5 % over the first quarter of 2004.

This release contains forward-looking statements, including statements regarding Sutron's expected commercial operations. These forward-looking statements are based on a number of assumptions and Sutron's actual results and operations may be materially different from those expressed or implied by such statements.